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                                                                     EXHIBIT 8.2

                                MAPLES and CALDER
                          P.O. Box 309GT, Ugland House
                        South Church Street, George Town
                          Grand Cayman, Cayman Islands
                               Tel: 1-345-949-8066
                               Fax: 1-345-949-8080
            Email: info@maplesandcalder.com www.maplesandcalder.com


GlobalSantaFe Corporation                                        28th July, 2003
15375 Memorial Drive
Houston, TX 77079
U.S.A.

Dear Sirs

We have acted as counsel in the Cayman Islands to GlobalSantaFe Corporation, a Cayman Islands company (the "Company"), in connection with the Registration Statement on Form S-4 (Registration No. 333-105139) (the "Registration Statement"), filed by the Company with the United States Securities and Exchange Commission (the "Commission") under the Securities Act of 1933, as amended (the "Securities Act"), for the registration of US$250,000,000 5% Notes due 2013 of the Company (the "Notes"). The Notes to be registered are to be offered by the Company in exchange (the "Exchange Offer") for a like principal amount of its issued and outstanding 5% Notes due 2013 and will be issued pursuant to the Indenture dated as of 1st February, 2003 between the Company and Wilmington Trust Company, as trustee, filed as Exhibit 4.2 to the Registration Statement.

1    DOCUMENTS REVIEWED

We have reviewed and relied on copies of such corporate records and other documents, including, but not limited to, the Registration Statement, reviewed such matters of law and taken such steps, as we have deemed necessary or appropriate for the purpose of this opinion.

2    ASSUMPTIONS

Save as aforesaid we have not been instructed to undertake and have not undertaken any further inquiry or due diligence in relation to the transaction the subject of this opinion.

This opinion is limited to (i) Cayman Islands law as currently applied by the Cayman Islands courts and (ii) factual matters known to us as at the date hereof and is given on the basis that it will be governed by and construed in accordance with Cayman Islands law. We have not made any investigation of, and do not express any opinion on, the law

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of any jurisdiction other than the Cayman Islands. We have assumed that none of the opinions expressed below would be affected by the laws (including public policy) of any jurisdiction outside the Cayman Islands.

3    OPINION

Based on the foregoing and having regard to such legal considerations as we deem relevant, we hereby confirm that the discussion in the Registration Statement under the caption "Cayman Islands Tax Considerations" has been reviewed by us and represents our opinion, insofar as it consists of conclusions of law and is subject to the assumptions, qualifications, and limitations set forth in that discussion, with respect to the Cayman Islands tax consequences of the Exchange Offer and of the ownership and disposition of the Notes.

4    DISCLOSURE

This opinion speaks as of its date and is strictly limited to the matters stated herein. This opinion is given to you solely for use in connection with the filing of the Registration Statement.

We hereby consent to the filing of this opinion as an exhibit to the Registration Statement and to the use of our name under the captions "Cayman Islands Tax Considerations" and "Legal Matters". In giving our consent, we do not thereby admit that we are in the category of persons whose consent is required under Section 7 of the Securities Act or the Rules and Regulations of the Commission thereunder.

We are aware that Baker Botts L.L.P. will rely as to matters of Cayman Islands law on this opinion in rendering its opinions to you to be filed with the Registration Statement and we authorize them to so rely on this opinion.

Yours faithfully,

/s/ Maples and Calder
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MAPLES and CALDER